Exhibit 99.1

News For Immediate Release

Memorial Production Partners LP Announces First Quarter 2016 Results

HOUSTON, TEXAS, May 4, 2016—Memorial Production Partners LP (NASDAQ: MEMP) (“MEMP”) announced today its operating and financial results for the three months ended March 31, 2016.

Key Highlights

•	Adjusted EBITDA(1) of $81.3 million for the first quarter of 2016

•	Lease operating expenses of $1.61 per Mcfe, or $35.7 million, in the first quarter of 2016

•	Revolver availability of approximately $134 million, as of April 29, 2016, after giving effect to the impact of the regularly scheduled Spring 2016 bank redetermination

•	Strong commodity hedge portfolio with 89% of current expected total production hedged in 2016, 76% in 2017, 69% in 2018 and 53% in 2019.

•	Mark-to-market hedge book value of approximately $605 million as of April 29, 2016. All of MEMP’s current hedges are costless, fixed price swaps.

•	Announced the agreement to acquire Memorial Production Partners GP LLC (“MEMP GP”), the general partner of MEMP, for $0.75 million in cash from Memorial Resource Development Corp. (NASDAQ: MRD) (“MRD”). As part of the transaction, MEMP will also acquire all of the outstanding IDRs, including the 50% held by Natural Gas Partners (“NGP”).

“MEMP is pleased to have delivered another strong quarter operationally with Adjusted EBITDA exceeding our expectations driven by lower operating costs.” said John Weinzierl, Chairman and Chief Executive Officer of MEMP GP. “I’d like to credit our organization for continuing to drive operating and capital costs down as this will maximize free cash flow generation and help to ensure we maintain liquidity in a very challenging environment. We look forward to continuing to deliver on this trend.”

“Last week we announced the agreement to acquire MEMP’s general partner from MRD,” said William J. (Bill) Scarff, President of MEMP GP. “This is another milestone transaction for MEMP in that it will simplify our structure, increase the focus of our employee base, and give MEMP’s unitholders increased control of the partnership. We look forward to this next phase of MEMP and believe the steps we are taking throughout the course of the year will better position MEMP to deliver long term stakeholder value.”

Review of First Quarter 2016

•	Average daily production decreased 5% to 243.3 MMcfe for the first quarter 2016, compared to 257.3 MMcfe for the fourth quarter 2015; due to a planned scaled back development program, flooding in East Texas and a temporary production curtailment at Bairoil.

•	Crude oil, natural gas and NGLs sales, excluding commodity derivatives settlements, were $60.6 million in the first quarter of 2016, compared to $78.7 million in the fourth quarter of 2015. On an Mcfe basis, crude oil, natural gas and NGLs represented 29%, 53% and 18%, respectively, of sales volumes. On a revenue basis, crude oil, natural gas and NGLs sales represented 49%, 39% and 12%, respectively, of total oil and natural gas revenues.

•	Average realized prices, excluding commodity derivatives settlements:

	Q1 2016	Q4 2015	% Increase/(Decrease)
Oil (per Bbl)	$27.89	$36.98	(25)
Natural gas (per Mcf)	2.01	2.23	(10)
NGL (per Bbl)	10.94	13.82	(21)

Total per (Mcfe)	$2.74	$3.33	(18)

•	Averaged realized prices, including commodity derivatives settlements, were $6.36 per Mcfe in the first quarter of 2016, compared to $6.50 per Mcfe in the fourth quarter of 2015.

•	Adjusted EBITDA(1) decreased to $81.3 million for the first quarter of 2016 from $90.3 million for the fourth quarter of 2015. The decrease was primarily due to lower realized oil and NGL prices partially offset by lower operating expenses.

•	Distributable cash flow(1) available to limited partners was $36.0 million for the first quarter of 2016, compared to $34.9 million for the fourth quarter of 2015.

•	Total lease operating expenses decreased 5% to $35.7 million in the first quarter of 2016 compared to $37.4 million in the fourth quarter of 2015. The decrease was primarily due to continued reductions in service provider costs, workover activities and field workforce reductions. On a per unit basis, given the lower production rate in the first quarter, total lease operating expenses increased 2% to $1.61 per Mcfe in the first quarter of 2016 compared to $1.58 per Mcfe in the fourth quarter of 2015.

•	Total gathering, processing and transportation fees were $0.42 per Mcfe in the first quarter of 2016 compared to $0.34 per Mcfe in the fourth quarter of 2015.

•	Taxes other than income were $0.18 per Mcfe in the first quarter of 2016 compared to $0.26 per Mcfe in the fourth quarter of 2015.

•	General and administrative expenses (“G&A”) were $13.5 million for the first quarter of 2016 compared to $13.9 million for the fourth quarter of 2015. The $13.5 million included $2.6 million of non-cash unit-based compensation expense, compared to $2.9 million in the fourth quarter of 2015.

•	Gains of $51.7 million on commodity derivatives were recorded during the first quarter of 2016, which included $80.2 million of cash settlements received on expired positions. This compared to total gains of $133.9 million recorded during the fourth quarter of 2015, which included $75.1 million of cash settlements received on expired positions. Total hedged production in the first quarter of 2016 was 20.3 Bcfe, or 93% of first quarter production of 22.1 Bcfe, at an average hedge price of $7.22 per Mcfe.

•	Net interest expense was $32.6 million during the first quarter of 2016, including $1.8 million of non-cash amortization of deferred financing fees and accretion of senior notes discount.

•	Total capital expenditures for the first quarter of 2016 were $24.5 million. Total estimated maintenance capital expenditures for the first quarter of 2016 were $17.5 million. Four new wells in East Texas were brought online in the first quarter.

Financial Update

As announced in MEMP’s press release on April 14, 2016, following the regularly scheduled semi-annual borrowing base redetermination, the borrowing base under MEMP’s revolving credit facility was decreased from $1,175 million to $925 million. As of April 29, 2016, MEMP had $134 million of available borrowing capacity (including $2.1 million in letters of credit).

As of March 31, 2016, MEMP was in compliance with the financial covenants under its revolving credit facility. These covenants include a first lien coverage test of 3.25x, an interest coverage ratio of 2.5x and a current ratio of 1.0x.

First Quarter 2016 Cash Distribution

As announced on April 26, 2016, the board of directors of MEMP’s general partner approved and declared a cash distribution of $0.03 per unit for the first quarter of 2016. This distribution represents an annualized amount of $0.12 per unit and will be paid on May 13, 2016 to unitholders of record as of the close of business on May 6, 2016.

Quarterly Report on Form 10-Q

MEMP’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, which MEMP expects to file with the SEC on or before May 6, 2016.

Conference Call

MEMP will host an investor conference call today at 10:00 a.m. Central Time to discuss these operating and financial results. Interested parties may join the webcast by visiting MEMP’s website www.memorialpp.com and clicking on the webcast link or by dialing (844) 735-9435 at least 15 minutes before the call begins and providing the Conference ID: 97479536. The webcast and a telephonic replay will be available for seven days following the call and may be accessed by visiting MEMP’s website www.memorialpp.com or by dialing (855) 859-2056 and providing the Conference ID: 97479536.

(1)	Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures. Please see the reconciliation to the most comparable measure calculated in accordance with GAAP in the “Use of Non-GAAP Financial Measures” section of this press release.

About Memorial Production Partners LP

Memorial Production Partners LP is a publicly traded partnership engaged in the acquisition, production and development of oil and natural gas properties in the United States. MEMP’s properties consist of mature, legacy oil and natural gas fields. MEMP is headquartered in Houston, Texas. For more information, visit www.memorialpp.com.

Forward-Looking Statements

This press release includes “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that MEMP expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “would,” “should,” “could,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms or other comparable terminology are intended to identify forward-looking statements. These statements are based on certain assumptions made by MEMP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances, but such assumptions may prove to be inaccurate. Such statements are also subject to a number of risks and uncertainties, many of which are beyond the control of MEMP, which may cause MEMP’s actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks and uncertainties relating to, among other things, the uncertainty inherent in the development and production of oil, natural gas and natural gas liquids and in estimating reserves; drilling activities; volatility in the prices for, oil, natural gas and natural gas liquids, including a further or extended decline in commodity prices; potential difficulties in the marketing of oil, natural gas and natural gas liquids; competition in the oil and natural gas industry; potential failure or shortages of, or increased costs for, drilling and production equipment and supply materials for production; risks related to acquisitions, including MEMP’s ability to integrate acquired properties; risks related to MEMP’s ability to generate sufficient cash flow to pay distributions, to make payments on its notes and to execute its business plan; MEMP’s ability to access funds on acceptable terms, if at all, because of the terms and conditions governing MEMP’s indebtedness or otherwise; and the risk that MEMP’s hedging strategy may be ineffective or may reduce its income. Please read MEMP’s filings with the Securities and Exchange Commission (“SEC”), including “Risk Factors” in MEMP’s Annual Report on Form 10-K, and if applicable, MEMP’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements in this press release are qualified in their entirety by these cautionary statements. Except as required by law, MEMP undertakes no obligation and does not intend to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as MEMP does.

Adjusted EBITDA. MEMP defines Adjusted EBITDA as net income or loss, plus interest expense; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived assets; accretion of asset retirement obligations; losses on commodity derivative contracts; cash settlements received on expired commodity derivative instruments; losses on sale of assets; unit-based compensation expenses; exploration costs; acquisition related costs; and other non-routine items, less interest income; income tax benefit; gains on commodity derivative contracts; cash settlements paid on expired commodity derivative instruments; gains on sale of assets and other non-routine items. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of MEMP’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) the financial performance of its assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest, support MEMP’s indebtedness and make distributions on its units; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.

Distributable Cash Flow. MEMP defines distributable cash flow as Adjusted EBITDA, less cash income taxes; cash interest expense; and estimated maintenance capital expenditures. Management compares the distributable cash flow MEMP generates to the cash distributions it expects to pay MEMP’s partners. Using this metric, management computes MEMP’s distribution coverage ratio. Distributable cash flow is an important non-GAAP financial measure for MEMP’s limited partners since it serves as an indicator of MEMP’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not MEMP is generating cash flows at a level that can sustain or support an increase in its quarterly cash distributions. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder. The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Selected Operating and Financial Data (Tables)

Memorial Production Partners LP

Selected Financial Data - Unaudited

Statements of Operations Data

	For the Three Months Ended
(Amounts in $000s, except per unit data)	3/31/2016	12/31/2015
Revenues:
Oil & natural gas sales	$60,623	$78,733
Pipeline tariff income and other	243	375

Total revenues	60,866	79,108

Costs and Expenses:
Lease operating	35,696	37,417
Gathering, processing & transportation	9,209	8,130
Exploration costs	122	54
Taxes other than income	4,008	6,219
Depreciation, depletion and amortization	44,429	44,957
Impairment of proved oil and natural gas properties	8,342	3,601
General and administrative	13,524	13,873
Accretion of asset retirement obligations	2,707	2,089
(Gain) loss on commodity derivative instruments	(51,745)	(133,946)
(Gain) loss on sale of properties	(96)	(2,998)
Other, net	119	278

Total costs and expenses	66,315	(20,326)

Operating income (loss)	(5,449)	99,434
Other Income (Expense):
Interest expense, net	(32,552)	(26,749)
Other income (expense)	—	(252)

Total other income (expense)	(32,552)	(27,001)

Income (loss) before income taxes	(38,001)	72,433
Income tax benefit (expense)	(96)	574

Net income (loss)	$(38,097)	$73,007
Net income (loss) attributable to noncontrolling interest	—	58

Net income (loss) attributable to all partners	$(38,097)	$72,949

Net income (loss) attributable to Memorial Production Partners LP	$(38,097)	$72,949
Allocation of Net Income (Loss) to:
Net income (loss) attributable to Memorial Production Partners LP	(38,097)	72,949
Net (income) loss allocated to general partner	40	(75)

Limited partners’ interest in net income (loss)	$(38,057)	$72,874

Earnings per unit:
Basic and diluted earnings per limited partner unit	$(0.46)	$0.88

Cash distribution declared per unit	$0.03	$0.10

Weighted average number of limited partner units outstanding	82,935	82,922

Oil and natural gas revenue:
Oil sales	$29,777	$40,127
NGL sales	7,255	9,677
Natural gas sales	23,591	28,929

Total oil and natural gas revenue	$60,623	$78,733

Production volumes:
Oil (MBbls)	1,068	1,085
NGLs (MBbls)	663	700
Natural gas (MMcf)	11,753	12,968

Total (MMcfe)	22,138	23,675

Average net production (MMcfe)	243.3	257.3

	For the Three Months Ended
(Amounts in $000s, except per unit data)	3/31/2016	12/31/2015
Average sales price (excluding commodity derivatives):
Oil (per Bbl)	$27.89	$36.98
NGL (per Bbl)	$10.94	$13.82
Natural gas (per Mcf)	$2.01	$2.23

Total (per Mcfe)	$2.74	$3.33

Average unit costs per Mcfe:
Lease operating expense	$1.61	$1.58
Gathering, processing and transportation	$0.42	$0.34
Taxes other than income	$0.18	$0.26
General and administrative expenses	$0.61	$0.59
Depletion, depreciation, and amortization	$2.01	$1.90

Selected Financial Data - Unaudited

Balance Sheet Data

March 31, 2016
Total current assets	$310,819
Oil and natural gas properties, net	1,917,382
Total assets	2,830,102
Total current liabilities	101,269
Long-term debt	1,957,984
Total liabilities	2,228,536
Total partners’ equity	601,566

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA

	For the Three Months Ended
	3/31/2016	12/31/2015
Calculation of Adjusted EBITDA:
Net income (loss)	$(38,097)	$73,007
Interest expense, net	32,552	26,749
Income tax expense (benefit)	96	(574)
Depreciation, depletion and amortization	44,429	44,957
Impairment of oil and gas properties	8,342	3,601
Accretion of asset retirement obligations	2,707	2,089
(Gains) losses on commodity derivatives	(51,745)	(133,946)
Cash settlements on expired commodity derivatives	80,221	75,092
Acquisition related expenses	86	316
Unit-based compensation expense	2,568	2,910
Insurance recoveries related to environmental remediation	—	(1,216)
Exploration costs	122	54
Gain on sale of properties	(96)	(2,998)
Loss on settlement of AROs	121	278

Adjusted EBITDA	$81,306	$90,319

Reconciliation of Net Cash from Operating Activities to Adjusted EBITDA:
Net cash provided by operating activities	77,006	31,179
Changes in working capital	(24,268)	32,027
Interest expense, net	32,552	26,749
Gain (loss) on interest rate swaps	(3,682)	1,954
Cash settlements paid (received) on interest rate swaps	530	752
Amortization of deferred financing fees	(1,202)	(1,683)
Amortization of premium (discount)	(605)	(612)
Exploration costs	122	54
Insurance recoveries related to environmental remediation	—	(1,216)
Acquisition related expenses	86	316
Plugging and abandonment costs	736	928
Current income tax expense (benefit)	31	(129)

Adjusted EBITDA	$81,306	$90,319

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Distributable Cash Flow

	3/31/2016	12/31/2015
Net income (loss)	$(38,097)	$73,007
Interest expense, net	32,552	26,749
Income tax expense (benefit)	96	(574)
Depreciation, depletion and amortization	44,429	44,957
Impairment of oil and gas properties	8,342	3,601
Accretion of asset retirement obligations	2,707	2,089
(Gains) losses on commodity derivatives	(51,745)	(133,946)
Cash settlements on expired commodity derivatives	80,221	75,092
Acquisition related expenses	86	316
Unit-based compensation expense	2,568	2,910
Insurance recoveries related to environmental remediation	—	(1,216)
Exploration costs	122	54
Gain on sale of properties	(96)	(2,998)
Loss on settlement of AROs	121	278

Adjusted EBITDA	$81,306	$90,319

Less: Cash interest expense	27,775	27,647
Less: Estimated maintenance capital expense	17,500	27,740
Total Distributable cash flow	36,031	34,932
Less: Distribution to GP	3	9
Less: Distribution to phantom unitholders	5	—

Distributable cash flow available to Limited Partners	$36,023	$34,923

Cash distribution to limited partners	$2,487	$8,291

Distribution coverage ratio	14.48x	4.21x

Contacts

Memorial Production Partners LP

Bobby Stillwell – Chief Financial Officer

(713) 588-8347

ir@memorialpp.com

Memorial Production Partners LP

Martyn Willsher – Treasurer

(713) 588-8346

ir@memorialpp.com